Exhibit 99.1

News Release	For Immediate Release

Contact:	Renee Campbell	February 20, 2019
402-963-1057

Valmont Reports Fourth Quarter and Full Year 2018 Results

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today reported financial results for the fourth quarter and full year ended December 29, 2018.

Fourth Quarter 2018 Highlights (all metrics compared to fourth quarter 2017 unless otherwise noted)

•                  Revenues of $697.4 million declined 2.5%, as higher sales in the Engineered Support Structures and Coatings segments were offset by lower project sales in the Utility segment and International Irrigation markets, and $13.0 million of unfavorable currency translation impact

•                  GAAP operating income was $36.3 million or 5.2% of sales; adjusted1 operating income of $66.1 million, or 9.5% of sales was 3.5% higher

•                  2018 GAAP diluted EPS was $0.80 in 2018 compared to ($0.16) in 2017; adjusted1 diluted EPS was $1.87 in 2018 compared to $1.67, an increase of 12.0%

•                  Strong operating cash flow of $85.0 million, improved considerably over prior quarters

•                  Repurchased 229,000 shares of company stock for $27.9 million, at an average price of $121.87 per share

•                  As part of our Operations Transformation, the Company is ceasing manufacturing at a Utility structures facility in Hazleton, PA, curtailing operations at an Engineered Support Structures facility in the EMEA region, and exiting the industrial product line in its Access Systems business

1 Please see Reg G reconciliation of non-GAAP financial measures to GAAP measures below and at end of the document.

Full Year 2018 Highlights (all metrics compared to full year 2017 unless otherwise noted)

•                  Full Year revenues of $2.8 billion were slightly higher, led by sales growth in the Engineered Support Structures and Coatings segments

•                  Higher average selling prices later in the year across all segments were offset by lower International Irrigation volumes, and lower Utility volumes due to smaller structure sizes

•                  GAAP operating income was $202.3 million or 7.3% of sales; adjusted1 operating income was $269.4 million, or 9.8% of sales, comparable to last year

•                  Operating income growth was partially offset by approximately $10.0 million of LIFO inventory valuation expense, $4.2 million more than 2017

•                  GAAP diluted EPS was $4.20, a decrease of 17.8%; adjusted1 diluted EPS of $7.59 increased 8.9%; the impact of LIFO expense decreased full-year EPS by $0.33

•                  Deployed $143.0 million of cash for six acquisitions; 2018 ending cash was $313.2 million

•                  Returned $149.0 million of capital to shareholders through share repurchases and dividends

•                  Substantially completed the previously-announced 2018 Operations Transformation. Total expenses were $42.0 million ($29.0 million cash, $13.0 million non-cash), resulting in 2018 savings of $9.0 million

Key Financial Metrics

	GAAP			Adjusted[1]
Fourth Quarter 2018	12/29/2018 4Q 2018	12/30/2017 4Q 2017	vs. 4Q 2017	12/29/2018 Q4 2018	12/30/2017 4Q 2017	vs. 4Q 2017
Net Sales	$697,363	$714,978	(2.5)%	$697,363	$714,978	(2.5)%
Operating Income	36,290	63,885	(43.2)%	66,123	63,885	3.5%
Operating Income as a % of Net Sales	5.2%	8.9%		9.5%	8.9%
Net Earnings	17,662	(3,611)	NM	41,345	38,166	8.3%
Diluted Earnings Per Share	$0.80	$(0.16)	NM	$1.87	$1.67	12.0%
Average Shares Outstanding	22,061	22,565

	GAAP			Adjusted[1]
Full Year 2018	12/29/2018 FY 2018	12/30/2017 FY 2018	vs. FY 2017	12/29/2018 FY 2018	12/30/2017 FY 2018	vs. FY 2017
Net Sales	$2,757,144	$2,745,967	0.4%	$2,757,144	$2,745,967	0.4%
Operating Income	202,280	267,080	(24.3)%	269,395	267,080	0.9%
Operating Income as a % of Net Sales	7.3%	9.7%		9.8%	9.7%
Net Earnings	94,351	116,240	(18.8)%	170,369	158,412	7.5%
Diluted Earnings Per Share	$4.20	$5.11	(17.8)%	$7.59	$6.97	8.9%
Average Shares Outstanding	22,446	22,738

1 Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

2 Excludes additional acquisitions in 2019

“Our performance in the fourth quarter was in line with our expectations,” said Stephen G. Kaniewski, President and Chief Executive Officer. “As promised, profitability in the Engineered Support Structures segment, as adjusted, increased significantly, from solid pricing actions to recover steel cost inflation. North America Irrigation sales grew 9.0% despite continued low net farm income levels. We are pleased with the considerable operating income improvement in our Utility business compared to last quarter, and our Coatings business delivered solid results. As expected, we had strong cash generation during the quarter and continued executing on opportunistic share repurchases while completing our sixth acquisition of the year.”

Kaniewski continued, “Despite significant headwinds in 2018, our teams successfully delivered revenue growth and solid operating income results. We largely completed our Operations Transformation, entering 2019 with a more lean and simplified business model, positioning our businesses for strategic growth opportunities. Return on invested capital improved despite a high inflationary environment, and we demonstrated our commitment to balanced capital deployment through acquisitions and capital investments that supported market growth.”

Fourth Quarter 2018 Segment Review

Infrastructure

Engineered Support Structures Segment (37% of Sales)

Poles, towers and components for the global lighting, traffic and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products

Sales of $259.7 million increased 3.8% versus prior year, led by pricing across the segment  and higher volumes in North America. Significantly lower wireless communication volumes in China, and unfavorable currency translation, impacted sales.

In North America, lighting and traffic product sales were higher, primarily driven by pricing actions, and higher volumes from ongoing investment by federal and state governments. In Europe, sales were lower due to lower volumes and unfavorable currency translation, partially offset by price recovery of steel cost inflation. Higher sales of highway safety products was led by governments’ continued safe-road investments in India and Australia.

Wireless communication and components sales were lower compared to last year, primarily from lower volumes in China.

Sales of Access Systems products were similar to 2017.

1 Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

2 Excludes additional acquisitions in 2019

GAAP operating loss of $1.6 million is not meaningful as a percentage of sales. Adjusted operating income1 was $20.2 million or 7.8% of sales. For 2017, operating income was $16.3 million, or 6.5% of sales. Profitability improvement, on an adjusted basis, was led by higher North America volumes and restructuring benefits, partially offset by lower volumes in China.

Utility Support Structures Segment (33% of Sales)

Steel and concrete structures for global utility transmission, distribution and generation applications, renewable energy generation equipment, and inspection services

Revenues of $233.3 million decreased 4.1% compared to last year. Sales were lower due to a sizable project that did not repeat, and a less favorable product mix in North America. Revenues in the offshore wind business were comparable to 2017.

Operating income was $18.5 million or 7.9% of sales ($25.9 million adjusted1 or 11.1% of sales) compared to $28.4 million, or 11.7% of sales in 2017. Results were negatively impacted by a continued competitive pricing environment in the offshore wind business.

Coatings Segment (10% of Sales)

Global galvanizing, painting and anodizing services to preserve and protect metal products

Global sales of $86.4 million grew 4.0% versus prior year. Sales grew from pricing actions taken earlier in the year to recover zinc cost increases, and firm industrial demand.

Operating income was $14.2 million or 16.5% of sales ($14.6 million adjusted1 or 16.9% of sales), compared to $14.1 million or 17.0% of sales in 2017.

Agriculture

Irrigation Segment (20% of Sales)

Agricultural  irrigation  equipment,  parts,  services  and  tubular  products,  water  management solutions, and technology for precision agriculture

Global sales of $142.6 million were 4.6% lower than last year.

North America sales of $84.8 million grew 9.0% compared to 2017. Despite continued low net farm income levels, revenue from acquisitions completed in 2018, and growers’ increased adoption of advanced, integrated technology solutions, contributed to sales growth.

International irrigation sales of $57.8 million were down 20.0% compared to last year. Lower project sales in emerging markets that did not repeat this year, and unfavorable currency translation impacts of $3.4 million, led to the sales decrease.

1 Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

2 Excludes additional acquisitions in 2019

Segment operating income was $14.8 million, or 10.4% of sales, compared to $18.3 million, or 12.2% of sales in 2017. Price recovery of steel cost inflation was more than offset by lower project volumes and currency translation impacts.

2018 Operations Transformation

In 2018, the Company announced an initiative to transform its operational business model. This transformation, primarily within the Engineered Support Structures segment, was substantially completed at the end of 2018. These actions resulted in the closure of five facilities in 2018, including three in China, and the closure of two additional facilities by the end of Q2 2019. $9.0 million of savings was recovered in 2018, with an additional $11.0 million expected to be recovered on an accelerated basis throughout 2019, and the remaining $9.0 million to be recovered in 2020.

2019 Annual Financial Outlook and Key Metrics

2019 Full Year Financial Outlook

Diluted Earnings per Share	$8.10 - $8.90
Revenue Growth[2]	7% - 8%
Operating Margin Improvement	20 - 50 bps
Global Effective Tax Rate	~ 25%
Capital Expenditures	$90 - $100 million

2019 Key Assumptions

•                  Revenue Growth Evenly Divided Between Organic and Completed Acquisitions

•                  Unfavorable Foreign Exchange Translation Impact of ~ 1% of Sales

•                  Raw Material Costs Expected to be Flat to Slightly Deflationary

“We have a positive outlook for 2019, with sales and earnings growth driven by solid market demand, and supported by backlogs across our businesses,” said Mr. Kaniewski. “In Engineered Support Structures, continued government investments in infrastructure development and 5G site preparation are driving higher sales. In the Utility segment, strong market demand from ongoing investments in grid hardening and renewable energy sources will drive sales growth. North America Irrigation markets will continue to be muted by low projected net farm income levels, and low commodity prices. International irrigation project activity in emerging markets is expected to accelerate throughout the year, and we anticipate an improved market environment in Brazil. Global industrial economic growth will drive higher sales in our Coatings business.”

1 Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

2 Excludes additional acquisitions in 2019

Added Mr. Kaniewski, “Growth from acquisitions, and a more simplified operational business model, will further our strategy of addressable market expansion and increased profitability. We expect free cash flow and return on invested capital results to be aligned with our long-term financial goals. Our recently-announced partnership with Prospera Technologies is a significant first step toward advancing our strategy of integrating artificial intelligence with center pivot irrigation.”

A live audio discussion with Stephen G. Kaniewski, President and Chief Executive Officer, and Mark C. Jaksich, Executive Vice President and Chief Financial Officer, will be accessible by telephone on Thursday, February 21, 2019 at 8:00 am CST, by dialing 1-877-407-6184 or 1-201-389-0877 (no Conference ID needed), or via webcast by pointing browsers to this link: Valmont Industries Q4 2018 Earnings Conference Call. A slide presentation will simultaneously be available on the Investors page at www.valmont.com. A replay of the event can be accessed two hours after the call at the above link or by telephone at 1-877-660-6853 or 1-201-612-7415. Please use conference identification number 13684640. The replay will be available through 10:59 p.m. CST on February 28, 2019.

Valmont is a global leader, designing and manufacturing engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its irrigation equipment and services for large-scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that

1 Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

2 Excludes additional acquisitions in 2019

any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

###

1 Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

2 Excludes additional acquisitions in 2019

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

(unaudited)

	Fourth Quarter		Year-to-Date
	13 Weeks Ended		Year Ended
	29-Dec-18	30-Dec-17	29-Dec-18	30-Dec-17
Net sales	$697,363	$714,978	$2,757,144	$2,745,967
Cost of sales	547,662	544,689	2,098,864	2,064,199
Gross profit	149,701	170,289	658,280	681,768
Selling, general and administrative expenses	113,411	106,404	456,000	414,688
Operating income	36,290	63,885	202,280	267,080
Other income (expense)
Interest expense	(10,418)	(11,333)	(44,237)	(44,645)
Interest income	955	1,532	4,668	4,737
Costs associated with refinancing of debt	—	—	(14,820)	—
Loss from divestiture of grinding media business (Donhad)	—	—	(6,084)	—
Other	(1,565)	88	1,634	1,292
	(11,028)	(9,713)	(58,839)	(38,616)
Earnings before income taxes	25,262	54,172	143,441	228,464
Income tax expense	7,107	55,802	43,135	106,145
Net earnings	18,155	(1,630)	100,306	122,319
Less: Earnings attributable to non-controlling interests	(493)	(1,981)	(5,955)	(6,079)
Net earnings attributable to Valmont Industries, Inc.	$17,662	$(3,611)	$94,351	$116,240

Average shares outstanding (000’s) - Basic	21,961	22,565	22,306	22,520
Earnings per share - Basic	$0.80	$(0.16)	$4.23	$5.16

Average shares outstanding (000’s) - Diluted	22,061	22,565	22,446	22,738
Earnings per share - Diluted	$0.80	$(0.16)	$4.20	$5.11

Cash dividends per share	$0.375	$0.375	$1.500	$1.500

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Dollars in thousands)

(unaudited)

	Fourth Quarter		Year-to-Date
	13 Weeks Ended		Year Ended
	29-Dec-18	30-Dec-17	29-Dec-18	30-Dec-17
Net sales
Engineered Support Structures	$259,691	$250,087	$986,880	$938,102
Utility Support Structures	233,323	243,437	859,173	859,115
Coatings	86,399	83,049	353,351	318,891
Infrastructure products	579,413	576,573	2,199,404	2,116,108
Irrigation	142,602	149,490	633,666	652,430
Other	—	15,834	23,080	76,300
Less: Intersegment sales	(24,652)	(26,919)	(99,006)	(98,871)
Total	$697,363	$714,978	$2,757,144	$2,745,967

Operating Income
Engineered Support Structures	$(1,635)	$16,258	$34,776	$62,960
Utility Support Structures	18,468	28,400	64,766	97,853
Coatings	14,217	14,088	55,325	50,179
Infrastructure products	31,050	58,746	154,867	210,992
Irrigation	14,805	18,302	97,722	101,498
Other	—	(1,594)	(913)	2,134
Adjustment to LIFO inventory valuation method	(4,380)	(2,841)	(9,892)	(5,680)
Corporate	(5,185)	(8,728)	(39,504)	(41,864)
Total	$36,290	$63,885	$202,280	$267,080

The backlog of orders for the principal products manufactured and marketed was $644.7 million at the end of the 2018 fiscal year and $670.0 million at the end of the 2017 fiscal year. An order is reported in our backlog upon receipt of a purchase order from the customer or execution of a sales order contract. We anticipate that most of the 2018 backlog of orders will be filled during fiscal year 2019. At year-end, the segments with backlog were as follows (dollar amounts in millions):

	12/29/2018	12/30/2017
Engineered Support Structures	$257.4	$204.1
Utility Support Structures	325.9	359.1
Irrigation	59.7	100.1
Coatings	1.7	0.1
Other	—	6.6
	$644.7	$670.0

Valmont has aggregated its business segments into four global reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal and composite poles, towers, and components for global lighting, traffic, and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility transmission, distribution, and generation applications, renewable energy generation equipment, and inspection services.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the global manufacture of agricultural irrigation equipment, parts, services, tubular products, water management solutions, and technology for precision agriculture.

In addition to these four reportable segments, the Company had other businesses and activities that individually are not more than 10% of consolidated sales, operating income or assets. This includes the manufacture of forged steel grinding media and is reported in the “Other” category until its divestiture.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	29-Dec-18	30-Dec-17
ASSETS
Current assets:
Cash and cash equivalents	$313,210	$492,805
Accounts receivable, net	483,963	503,677
Inventories	383,566	420,948
Contract asset - costs and profits in excess of billings	112,525	16,165
Prepaid expenses	42,800	27,478
Refundable and deferred income taxes	4,576	11,492
Total current assets	1,340,640	1,472,565
Property, plant and equipment, net	513,992	518,928
Goodwill and other assets	675,642	610,757
	$2,530,274	$2,602,250

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$779	$966
Notes payable to banks	10,678	161
Accounts payable	218,115	227,906
Accrued expenses	171,233	165,455
Dividend payable	8,230	8,510
Total current liabilities	409,035	402,998
Long-term debt, excluding current installments	741,822	753,888
Other long-term liabilities	243,894	293,569
Shareholders’ equity	1,135,523	1,151,795
	$2,530,274	$2,602,250

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	YTD	YTD
	29-Dec-18	30-Dec-17
Cash flows from operating activities
Net Earnings	$100,306	$122,319
Depreciation and amortization	82,827	84,957
Impairment of long-lived assets	28,724	—
Loss from divestiture of grinding media business	6,084	—
Contribution to defined benefit pension plan	(1,537)	(40,245)
Change in working capital	(54,564)	(75,185)
Other	(8,832)	41,302
Net cash flows from operating activities	153,008	133,148

Cash flows from investing activities
Purchase of property, plant, and equipment	(71,985)	(55,266)
Proceeds from sale of assets	63,103	8,185
Acquisitions	(143,020)	(5,362)
Other	(3,543)	2,828
Net cash flows from investing activities	(155,445)	(49,615)

Cash flows from financing activities
Proceeds from long-term borrowings	251,655	—
Net borrowings on short and long-term agreements	10,543	(585)
Principal payments on long-term borrowings	(262,191)	(887)
Purchase of treasury shares	(114,805)	—
Purchase of noncontrolling interest	(5,510)	—
Dividends paid	(33,726)	(33,862)
Other	(8,076)	3,324
Net cash flows from financing activities	(162,110)	(32,010)
Effect of exchange rates on cash and cash equivalents	(15,048)	28,766
Net change in cash and cash equivalents	(179,595)	80,289
Cash and cash equivalents - beginning of year	492,805	412,516
Cash and cash equivalents - end of period	$313,210	$492,805

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS

REGULATION G RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) debt refinancing expenses (2) impairment of goodwill and tradename (3) restructuring and related asset impairment costs (4) non-recurring costs of a vendor quality issue that we expect to recover through future purchases (5) acquisition diligence expenses and (6) the loss from divestiture of its grinding media business, (b) operating income of (1) impairment of goodwill and tradename (2) restructuring and related asset impairment costs (3) a non-recurring vendor quality issue (4) acquisition diligence expenses, and (c) segment operating income for these same 4 categories of expenses. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	Thirteen weeks ended December 29, 2018	Diluted earnings per share	Year ended December 29, 2018	Diluted earnings per share

Net earnings attributable to Valmont Industries, Inc. - as reported	$17,662	$0.80	$94,351	$4.20
Debt refinancing expenses, pre-tax	—	—	14,820	0.66
Impairment of goodwill and tradename, pre-tax	(743)	(0.03)	15,037	0.67
Restructuring and related asset impairment costs - pre-tax	24,313	1.10	41,975	1.87
Non-recurring costs for vendor quality issue (Utility), pre-tax	5,000	0.23	5,000	0.22
Acquisition diligence costs, pre-tax	520	0.02	4,360	0.19
Loss from divestiture of grinding media business, pre-tax	—	—	6,084	0.27
Total Adjustments	29,090	1.32	87,276	3.89
Tax effect of adjustments *	(5,407)	(0.25)	(10,767)	(0.48)
Completion of 2017 tax reform adjustment	—	—	(491)	(0.02)
Net earnings attributable to Valmont Industries, Inc. - Adjusted	$41,345	$1.87	$170,369	$7.59
Average shares outstanding (000’s) - Diluted		22,061		22,446

* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

	Thirteen weeks ended December 30, 2017	Diluted earnings per share	Year ended December 30, 2017	Diluted earnings per share

Net earnings attributable to Valmont Industries, Inc. - as reported	$(3,611)	$(0.16)	$116,240	$5.11
Remeasurement of deferred tax assets attributed to 2017 Tax Act	20,372	0.89	20,372	0.90
Non-recurring tax expense attributed to 2017 Tax Act	21,564	0.95	21,564	0.95
Fair market value adjustment, Delta EMD	(159)	(0.01)	236	0.01
Net earnings attributable to Valmont Industries, Inc. - Adjusted	$38,166	$1.67	$158,412	$6.97
Average shares outstanding (000’s) - Diluted		22,565		22,738

Operating Income Reconciliation	Thirteen weeks ended December 29, 2018	Thirteen weeks ended December 30, 2017	Year ended December 29, 2018	Year ended December 30, 2017
Operating income - as reported	$36,290	$63,885	$202,280	$267,080
Impairment of goodwill and tradename	—	—	15,780	—
Restructuring and related asset impairment costs	24,313	—	41,975	—
Non-recurring costs for vendor quality issue (Utility)	5,000	—	5,000	—
Acquisition diligence costs	520	—	4,360	—
Adjusted Operating Income	$66,123	$63,885	$269,395	$267,080
Net Sales - as reported	697,363	714,978	2,757,144	2,745,967
Operating Income as a % of Sales	5.2%	8.9%	7.3%	9.7%
Adjusted Operating Income as a % of Sales	9.5%	8.9%	9.8%	9.7%

For the Fourth Quarter Ended Dec 29, 2018

	Engineered	Utility
	Support	Support			Other/
Segment Operating Income Reconciliation	Structures	Structures	Coatings	Irrigation	Corporate

Operating income - as reported	$(1,635)	$18,468	$14,217	$14,805	$(9,565)
Restructuring and related asset impairment costs	21,723	2,410	—	180	—
Non-recurring costs for vendor quality issue	—	5,000	—	—	—
Acquisition diligence costs	113	21	386	—	—
Adjusted Operating Income	$20,201	$25,899	$14,603	$14,985	$(9,565)

Net sales	259,691	233,323	86,399	142,602	—

Operating Income as a % of Sales	(0.6)%	7.9%	16.5%	10.4%	NM

Adjusted Operating Income as a % of Sales	7.8%	11.1%	16.9%	10.5%	NM

For the Fourth Quarter Ended Dec 30, 2017

Operating income - as reported	$16,258	$28,400	$14,088	$18,302	$(13,163)

Net sales	250,087	243,437	83,049	149,490	15,834

Operating Income as a % of Sales	6.5%	11.7%	17.0%	12.2%	NM